Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE: May 15, 2007

CRC Health Reports Operating Results

for the Quarter Ended March 31, 2007

CUPERTINO, CA, May 15, 2007 – CRC Health Corporation (“CRC” or the “Company”), the nation’s largest substance abuse treatment and youth treatment provider, announced its results for the first quarter ended March 31, 2007, reflecting contributions from the acquisition of Aspen Education Group, Inc. (“Aspen”) in the fourth quarter of 2006 and other acquisitions in 2006 and 2007, collectively (the “2006-07 acquisitions”), and continued organic growth. In March 2007, CRC completed one acquisition of a residential youth treatment facility and paid total cash consideration of $1.1 million, including acquisition related expenses.

Bain Capital Partners’ acquisition of CRC

On February 6, 2006, investment funds managed by Bain Capital Partners, LLC (“Bain”) completed the acquisition of CRC for approximately $723.0 million. As part of the transaction, certain members of the CRC management team partnered with Bain by retaining an equity stake in CRC. The acquisition resulted in several large merger-related expenses during the year ended 2006. CRC’s pro forma results excluding these unusual items can be derived from the reconciliation of non-GAAP “EBITDA from continuing operations” to non-GAAP “Adjusted Pro Forma EBITDA”, presented below. CRC refers to the February 6, 2006 Bain acquisition, the related mergers and related financings as the “Transactions.”

The date of the Bain acquisition was February 6, 2006, but for accounting purposes and to coincide with its normal financial closing, CRC has utilized February 1, 2006 as the effective date of the Bain acquisition. As a result, CRC has reported operating results and financial position for all periods presented prior to February 1, 2006 as those of the Predecessor Company and for all periods from and after February 1, 2006 as those of the Successor Company due to the resulting change in the basis of accounting. CRC’s operating results for the three months ended March 31, 2006 are presented as the mathematical addition of CRC’s operating results for the one month ended January 31, 2006 to the operating results for the two months ended March 31, 2006. This approach is not consistent with accounting principles generally accepted in the United States of America (“GAAP”) and may yield results that are not strictly comparable on a period-to-period basis primarily due to the impact of purchase accounting entries recorded as a result of the Transactions. However, CRC’s management believes that it is a meaningful way to present CRC’s results of operations for the three months ended March 31, 2006.

Historical Financial Results

First Quarter Ended March 31, 2007 Financial Results

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Net revenue for the first quarter of 2007 increased by $49.5 million, or 84.6%, to $107.9 million as compared to $58.5 million in the first quarter of 2006. Of the $49.5 million increase, the youth treatment division contributed $35.7 million and the remaining net revenue growth was driven by net revenue increases of $10.5 million, or 28.6% and $3.3 million, or 15.2%, in CRC’s residential and outpatient treatment divisions, respectively. The net revenue growth in the residential and outpatient treatment divisions was mainly driven by increases of $7.7 million and $1.4 million respectively, resulting from the 2006 acquisitions and the Transactions that were not included in the results of operations for the first quarter of 2006. In addition, same-facility revenue increases in residential and outpatient treatment divisions of $2.3 million or 6.1% and $1.2 million or 5.5%, respectively, resulting from the increases in average daily census and net revenue per patient day contributed to the net revenue growth.

•

CRC’s operating margin was 14.0% during the first quarter of 2007 compared to (52.7)% in the first quarter of 2006. The operating margin in 2006 was primarily impacted by the one-time expenses of $43.7 million related to the Transactions. The first quarter of 2007 did not incur such material one-time expenses. On a same-facility basis, CRC’s operating margin increased to 36.4% during the first quarter of 2007, as compared to 36.2% in the first quarter of 2006.

•

Net loss for the first quarter of 2007 was $0.05 million compared to net loss of $38.0 million in the first quarter of 2006. The overall decrease in net loss in the first quarter of 2007 was mainly due to the increase in income from operations of $45.9 million, offset in part by, an increase in interest expense of $6.2 million resulting mainly from the additional borrowings related to the Aspen acquisition.

Pro Forma Financial Results

Adjusted pro forma EBITDA was $24.2 million for the quarter ended March 31, 2007, compared to $22.4 million for the quarter ended March 31, 2006, an increase of $1.8 million, or 8.1%.

In order to supplement its condensed consolidated financial statements presented in accordance with GAAP, CRC is providing a summary to show the computation of earnings before interest, taxes, depreciation and amortization (“EBITDA”), as well as adjusted pro forma EBITDA. Adjusted pro forma EBITDA takes into account certain adjustments which are excluded from EBITDA for purposes of various covenants in the indenture governing CRC’s 10 3/4% senior subordinated notes due 2016 and its amended and restated credit agreement dated November 17, 2006. CRC believes that the adjusted pro forma EBITDA information presented provides useful information to both management and investors concerning its ability to meet its future debt obligations and to comply with certain covenants in its borrowing arrangements that are tied to these measures. CRC also believes that including the effect of these items allows management and investors to better compare CRC’s financial performance from period-to-period, and to better compare CRC’s financial performance with that of its competitors. The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with GAAP.

The unaudited adjusted pro forma EBITDA for the periods presented give effect to the 2006 acquisitions as if they had occurred on January 1, 2006. The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable. The pro forma adjusted EBITDA is for informational purposes only and does not purport to represent what CRC’s results of operations or financial position would actually be if the 2006 acquisitions occurred at any date, nor does such information purport to project the results of operations for any future period.

CRC HEALTH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

MARCH 31, 2007 AND DECEMBER 31, 2006 (SUCCESSOR)

(In thousands, except share amounts)

	March 31, 2007	December 31, 2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,166	$4,206
Accounts receivable, net of allowance for doubtful accounts of $8,851 in 2007 and $8,235 in 2006	32,441	33,805
Prepaid expenses	7,615	7,675
Other current assets	2,395	2,261
Income taxes receivable	8,666	6,496
Deferred income taxes	7,226	7,052

Total current assets	61,509	61,495
PROPERTY AND EQUIPMENT—Net	98,409	94,976
GOODWILL	703,480	702,425
INTANGIBLE ASSETS—Net	398,039	400,714
OTHER ASSETS	27,848	29,178

TOTAL ASSETS	$1,289,285	$1,288,788

LIABILITIES AND STOCKHOLDER’S EQUITY
CURRENT LIABILITIES:
Accounts payable	$5,540	$6,714
Accrued liabilities	27,608	34,827
Current portion of long-term debt	19,205	10,743
Other current liabilities	28,943	27,941

Total current liabilities	81,296	80,225
LONG-TERM DEBT—Less current portion	617,842	615,785
OTHER LONG-TERM LIABILITIES	2,310	5,526
DEFERRED INCOME TAXES	147,315	149,827

Total liabilities	848,763	851,363

MINORITY INTEREST	157	251

STOCKHOLDER’S EQUITY:
Common stock, $0.001 par value—1,000 shares authorized; 1,000 shares issued and outstanding at March 31, 2007 and December 31, 2006
Additional paid-in capital	434,734	433,652
Retained earnings	5,631	3,522

Total stockholder’s equity	440,365	437,174

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$1,289,285	$1,288,788

CRC HEALTH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands) (unaudited)

	Three Months Ended March 31, 2007	Two Months Ended March 31, 2006	One Month Ended January 31, 2006	Three Months Ended March 31, 2006
	(Successor)	(Successor)	(Predecessor)	Combined
NET REVENUE:
Net client service revenue	$106,482	$37,810	$19,360	$57,170
Other revenue	1,448	792	490	1,282

Net revenue	107,930	38,602	19,850	58,452

OPERATING EXPENSES:
Salaries and benefits	55,308	18,494	9,265	27,759
Supplies, facilities and other operating costs	30,736	10,319	4,561	14,880
Provision for doubtful accounts	1,503	837	285	1,122
Depreciation and amortization	5,292	1,459	361	1,820
Acquisition related costs	—	—	43,710	43,710

Total operating expenses	92,839	31,109	58,182	89,291

INCOME (LOSS) FROM OPERATIONS	15,091	7,493	(38,332)	(30,839)

INTEREST EXPENSE, NET	(14,989)	(6,316)	(2,505)	(8,821)
OTHER FINANCING COSTS	—	—	(10,655)	(10,655)
OTHER (LOSS) INCOME	(349)	566	55	621

(LOSS) INCOME FROM OPERATIONS BEFORE INCOME TAXES	(247)	1,743	(51,437)	(49,694)
INCOME TAX (BENEFIT) EXPENSE	(101)	718	(12,444)	(11,726)
MINORITY INTEREST IN LOSS OF A SUBSIDIARY	(100)	—	—	—

NET (LOSS) INCOME	$(46)	$1,025	$(38,993)	$(37,968)

Reconciliation of GAAP “Cash flows provided by (used in) operating activities” to non-GAAP “EBITDA from continuing operations” and Reconciliation of non-GAAP “EBITDA from continuing operations” to GAAP “Net income”

(In thousands) (unaudited)

	Three Months Ended March 31, 2007	Two Months Ended March 31, 2006	One Month Ended January 31, 2006	Three Months Ended March 31, 2006
	(Successor)	(Successor)	(Predecessor)	Combined
Cash flows provided by (used in) operating activities	$244	$(19,253)	$1,201	$(18,052)
Write-off of debt discount and capitalized financing costs	—	—	(10,655)	(10,655)

Acquisition and financing related costs	—	—	(24,445)	(24,445)
Amortization of debt discount and capitalized financing costs	(1,095)	(535)	(162)	(697)
Stock-based compensation	(1,088)	(628)	(17,666)	(18,294)
Deferred income taxes	442	258	—	258
Net effect of changes in non-current net assets	(198)	(81)	(1,331)	(1,412)
Net effect of working capital changes	6,941	22,723	14,426	37,149
Interest expense and other financing costs	14,989	6,316	13,160	19,476
Income tax (benefit) expense	(101)	718	(12,444)	(11,726)

EBITDA from continuing operations	20,134	9,518	(37,916)	(28,398)
Interest expense and other financing costs	(14,989)	(6,316)	(13,160)	(19,476)
Income tax benefit (expense)	101	(718)	12,444	11,726
Depreciation and amortization	(5,292)	(1,459)	(361)	(1,820)

Net (loss) income	$(46)	$1,025	$(38,993)	$(37,968)

Reconciliation of non-GAAP “EBITDA from continuing operations” to non-GAAP “Adjusted pro forma EBITDA”

(In thousands) (unaudited)

	Three Months Ended March 31, 2007	Three Months Ended March 31, 2006
EBITDA from continuing operations	$20,134	$(28,398)

Pre-acquisition Adjusted EBITDA from Aspen acquisition	—	4,025
Pre-acquisition Adjusted EBITDA from other acquisitions in 2006	—	1,240
Expenses incurred related to the Transactions		43,710
Unrecognized profit on deferred revenue	2,099	1,474
Stock-based compensation expense	1,088	628
Loss (gain) on interest rate swap	306	(622)
(Gain) loss on fixed asset disposal	(10)	(4)
Management fees to Sponsor	500	298
Minority interest in loss of a subsidiary	(100)	—
Franchise Taxes	145	8
Other miscellaneous non-cash charges	47	—

Adjusted Pro forma EBITDA	$24,209	$22,359

CRC Health Corporation

Selected Statistics

	Three Months Ended March 31, 2007	Three Months Ended March 31, 2006
	(Successor)	(Successor)
Residential treatment facilities data
Number of inpatient facilities—end of period	28	21
Number of outpatient facilities—end of period	17	18
Available beds—end of period	1,748	1,371
Average daily census	1,462	1,210
Occupancy rate	83.9%	89.3%
Net revenue per patient day	$359.74	$337.85

Youth treatment facilities data

Number of facilities—end of period	35	—
Average daily census	1,580	—
Net revenue per student day	$265.21	$—

Outpatient treatment facilities data
Number of outpatient treatment facilities—end of period	59	50
Average daily census	24,652	21,738
Net revenue per patient day	$11.18	$11.00

Conference Call

CRC will host a conference call; open to all interested parties, on Friday, May 18, 2007 beginning at 10:00 AM Pacific Daylight Time or1:00 PM Eastern Daylight Time. The number to call within the United States is (866) 409-1563. Participants outside the United States should call (913)-312-6683. The conference ID is 4331445. A replay of the conference call will be available starting three hours after the completion of the call until Friday, May 25, 2007. The replay number for callers within the United States is (888)-203-1112 or (719)-457-0820 from outside the United States and the conference ID for all callers is 4331445.

Forward-Looking Statements

This press release includes or may include “forward-looking statements.” All statements included herein, other than statements of historical fact, may constitute forward-looking statements. Although CRC believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, among others, the following factors: changes in government reimbursement for CRC’s services; our substantial indebtedness; changes in applicable regulations or a government investigation or assertion that CRC has violated applicable regulations; attempts by local residents to force our closure or relocation; the potentially difficult, unsuccessful or costly integration of recently acquired operations and future acquisitions; the potentially difficult, unsuccessful or costly opening and operating of new treatment facilities; the possibility that commercial payors for CRC’s services may undertake future cost containment initiatives; the limited number of national suppliers of methadone used in CRC’s outpatient treatment clinics; the failure to maintain established relationships or cultivate new relationships with patient referral sources; shortages in qualified healthcare workers; natural disasters such as hurricanes, earthquakes and floods; competition that limits CRC’s ability to grow; the potentially costly implementation of new information systems to comply with federal and state initiatives relating to patient privacy, security of medical information and electronic transactions; the potentially costly implementation of accounting and other management systems and resources in response to financial reporting and other requirements; the loss of key members of CRC’s management; claims asserted against CRC or lack of adequate available insurance; and certain restrictive covenants in CRC’s debt documents.